UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 29, 2010

Date of Earliest Event Reported: October 29, 2010

MAXIMUS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-12997	54-1000588
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11419 Sunset Hills Road,
Reston, Virginia	20190-5207
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 251-8500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

Change in organization

We are filing this Current Report on Form 8-K on October 29, 2010 to reclassify certain prior periods’ segment financial information as they would have been disclosed under our new segment organization and to reclassify a retained contract within continuing operations (previously reported within discontinued operations). The reclassifications have no impact on the previously reported consolidated net income or cash flows of the Company. This information is being provided for informational purposes only.

During the fourth quarter, the Company aligned its organization of the business to reflect its focus on the administration of government health and human services programs. As a result of this organizational realignment, the Company has reclassified its segment financial information to reflect the two new operating segments of Health Services and Human Services. Also, the former Consulting Segment has been integrated into the two new segments and will no longer be reported on a standalone basis. Future segment information will reflect this new organizational structure.

The Company believes this segment information disclosure provides investors with visibility and transparency into the Company’s largest service lines. The Health Services Segment now includes our operations program management and administrative support services for government-funded health insurance programs such as Medicaid and CHIP, related consulting services, as well as contracts with federal agencies, primarily with the Centers for Medicare and Medicaid (CMS).  The Human Services Segment includes our workforce services, child support and education services business lines as well as other consulting services.

We have provided a brief analysis of the results of these segments over the periods shown below.

Consolidated results

Consolidated revenue trends reflect growth driven principally by new work in the Human Services Segment, most notably from new and expanding work in the international welfare-to-work business. On a consolidated basis, operating margins remain in management’s targeted range of 12% to 15% on an annual basis. Operating margins fluctuate from quarter to quarter as a result of 1) seasonality related to program open enrollments, the timing of revenue and profit in the tax credit business and the timing of employer payroll taxes; 2) program maturity, including competitive contract rebids and program start-up costs; and 3) other fluctuations from volumes related to program timing or contract amendments.

Health Services Segment

Revenue trends for the Health Services Segment reflect normal program maturity cycles including competitive contract rebids and volume fluctuations caused by factors such as program changes and open enrollments for government health insurance programs such as Medicaid, CHIP and Medicare. In fiscal 2009, operating margin decreased in the second quarter, and thereafter, driven by the transition to a new contract that was successfully rebid in the prior year. In the third quarter of fiscal 2009, operating margin was also impacted by a change in estimates to complete a fixed price contract (see Sale of discontinued operations). In the fourth quarter of fiscal 2009, operating margin benefited from seasonality associated with the timing of open enrollment on a large program. In fiscal 2010, the first quarter benefitted from increased project scope assignments that did not repeat in the subsequent quarters. Overall, Health Services operating margins have fluctuated quarter to quarter within a consistent range of 10% to 15%.

Human Services Segment

Revenue trends for the Human Services Segment reflect new work in the second quarter of fiscal 2009 as well as the expansion and growth from international welfare-to-work programs beginning in the fourth quarter of fiscal 2009. The Human Services Segment experiences seasonality in the tax credit business on an annual basis. In the years presented, this seasonality depressed operating margin in the first half of each year and bolstered operating margin in the second half of each year. Operating margin in the fourth quarter of fiscal 2009 was impacted by investments in new work related to the international expansion. Fiscal 2010 revenue and operating margin expansion are primarily attributable to increasing contributions from the international welfare-to-work programs.

Sale of discontinued operations

Also during the fourth quarter, the Company completed the sale of its ERP division. The results of the ERP division had previously been recorded under discontinued operations. In completing this sale, the Company elected to retain a single contract that had previously been included within the ERP division. This contract had identifiable cash flows and requires the Company to provide services that are dissimilar to other projects within the ERP division. Accordingly, this contract has been reclassified into continuing operations within the Health Services Segment. This contract has recorded losses of approximately $2.1 million over the seven periods disclosed, which includes a charge of $1.1 million in the third quarter of fiscal 2009 related to a change in estimates to complete a fixed price contract.

Other matters

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, the Company uses certain non-GAAP performance measures including pro forma diluted earnings per share from continuing operations to provide both management and investors a more complete understanding of the Company’s underlying operational trends and results. The non-GAAP performance measures are reconciled to the corresponding GAAP measures in the schedule titled “Supplemental Pro Forma Diluted Earnings per Share from Continuing Operations.”

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Selected financial results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date: October 29, 2010	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Selected financial results